Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form S-3 for United States Commodity Index Funds Trust of our report dated March 11, 2016 relating to the statements of financial condition of United States Commodity Index Funds Trust (the “Trust”) and the United States Commodity Index Fund (the “Fund”), a series of the Trust, as of ended December 31, 2015 and 2014, including the schedules of investments as of December 31, 2015 and 2014 and the related statements of operations, changes in capital and changes in shares outstanding and cash flows for the years ended December 31, 2015, 2014, and 2013 of the Trust and the Fund included in the Form 10-K of United States Commodity Index Funds Trust and to the reference to our Firm as “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado

March 31, 2016